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                                   EXHIBIT 11

                      RITE AID CORPORATION AND SUBSIDIARIES
                 STATEMENTS RE COMPUTATION OF PER SHARE EARNINGS
               THIRTEEN WEEKS ENDED MAY 29, 1999 AND MAY 30, 1998
                     (In Thousands Except Per Share Amounts)

                                                        May 29, 1999      May 30, 1998
                                                        ------------      -------------
     Net income available for common stockholders       $     80,450       $     78,272
                                                        ------------       ------------
     Basic weighted average shares                       258,876,000        258,271,000
                                                        ------------       ------------
     Basic earnings per share                           $        .31       $        .30
                                                        ------------       ------------

     Numerator for diluted earnings per share:
     Net income                                         $     81,015       $     78,272
     Cumulative dividends on preferred stock                     565               --
                                                        ------------       ------------
     Net income available for common stockholders       $     80,450       $     78,272
                                                        ------------       ------------
     Effect of dilutive securities:
     5.25% convertible subordinated notes (a)                  5,158              5,392
                                                        ------------       ------------
     Net income assuming dilution                       $     85,608       $     83,664
                                                        ============       ============

     Denominator for diluted earnings per share:
     Basic weighted average shares                       258,876,000        258,271,000
     Effect of dilutive securities:
     Employee stock options                                3,453,000          6,584,000
     5.25% convertible subordinated notes                 17,986,000         17,987,000
                                                        ------------       ------------
     Dilutive potential common shares                     21,439,000         24,571,000
                                                        ------------       ------------
     Diluted weighted average shares                     280,315,000        282,842,000
                                                        ============       ============

     Diluted earnings per share:                        $        .31       $        .30
                                                        ============       ============


(a) Shown net of income taxes that were calculated at the registrant's effective tax rate.